Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-3 No. 333-122580) and related Prospectus of Lions Gate Entertainment Corp. and to the incorporation by reference therein of our reports dated June 29, 2005 with respect to the consolidated financial statements of Lions Gate Entertainment Corp., Lions Gate Entertainment Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp. included in its Annual Report (Form 10-K) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 22, 2005